Exhibit 99.1

Source: Kentucky USA Energy, Inc.

Kentucky USA Energy, Inc. Reaches Total Depth on Swinney #1

On Friday April 24, 2009, 9:00 am EDT

LONDON, Ky.--(BUSINESS WIRE)--Kentucky USA Energy, Inc. (OTCBB: KYUS), a development stage natural gas exploration and production company, announced today that the Company has reached total depth (“TD”) of 3,460 feet on its Swinney #1 well located on its leasehold in the New Albany Shale in western Kentucky. The Swinney #1 drilling log confirms that there is approximately 140 feet of shale formation encountered in this well which is showing strong gas to the surface. An additional gas zone which was not in the original reserves study, the Dutch Creek formation, was also encountered in the Swinney #1 well between 2,582 and 2,594 feet. Initial open flow tests from the Dutch Creek formation show an approximate potential flow of more than 150,000 cubic feet per day.

Additional updates on the Company’s drilling operation are as follows: Drilling is presently at 1,522 feet at the J & Johnston #4 well and is expected to reach TD next week. Our Golden Eagle #1 well and Slinker #2 well have both been perforated and are scheduled for fracturing next week. Our Hunter Wells #4 well has been perforated and stimulated in the Dutch Creek formation and is showing oil in the formation which was not indicated in our initial engineering reports. Initial testing from this well shows a projected estimated flow of 100,000 cubic feet of gas and 5 barrels of oil per day.

“We have been pleased with the continued success in our drilling efforts. While we are somewhat surprised with the development of the additional formations that are below the New Albany Shale, we will remain focused on our original target,” said Steven Eversole, CEO of Kentucky USA Energy. “Additional expected flow from the reservoirs we found in the Dutch Creek formation should enhance our position in the area.”

About Kentucky USA Energy, Inc.

Headquartered in London, KY, Kentucky USA Energy, Inc. engages in the acquisition, exploration, and development of oil and natural gas resource properties, with a primary focus on New Albany shale gas in the Illinois Basin in western Kentucky. The Company is a growing, exploration stage independent energy company with the experience and technological expertise to exploit its gas resources on its properties in the Illinois Basin’s New Albany Shale.

More information about the Company may be found at www.kusaenergy.com

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of Kentucky USA Energy, including, but not limited to, the availability and pricing of additional capital to finance operations, including the drilling of its initial gas wells, longer term drilling programs and additional leasehold acquisitions, the viability of the shale gas fields in the Illinois Basin in western Kentucky, the ability of Kentucky USA Energy to build and maintain a successful operations infrastructure and to effectively drill and develop producing wells, the successful negotiation and execution of cost-effective third-party gas drilling and distribution agreements, the continued commitment of drill rig operators and future economic conditions and the volatility and decreases in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of Kentucky USA Energy can be found in the filings of Kentucky USA Energy with the U.S. Securities and Exchange Commission.

Contact:

Kentucky USA Energy, Inc.
Steven Eversole, 606-878-5987
CEO
or
Investor Relations
Corporate Evolutions, Inc.
516-482-0155
Toll Free: 877-482-0155
info@corporateevolutions.com
www.corporateevolutions.com